 Exhibit 99.1

NEWS RELEASE

Media contact:                    Cris Oehler, Vice President of Corporate Communications, (218) 531-0099 or (866) 410-8780
Investor contact:                 Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release: August 4, 2014	Financial Media

Otter Tail Corporation Announces Second Quarter Earnings
Narrows 2014 Earnings Guidance Range to $1.65 to $1.80 per Share
Board of Directors Declares Quarterly Dividend

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended June 30, 2014.

Summary:

●	Consolidated revenues were $234.6 million compared with $212.4 million for the second quarter of 2013.

●
Consolidated net income and diluted earnings from continuing operations totaled $10.0 million and $0.27 per share, respectively, compared with $7.5 million and $0.21 per share for the second quarter of 2013.

●
The corporation is narrowing its 2014 earnings guidance range to $1.65 to $1.80 per diluted share from its previously announced range of $1.60 to $1.80, based on its strong performance in the first half of 2014.

CEO Overview
“Our strong 2014 first quarter performance has continued in the second quarter,” said Otter Tail Corporation CEO Jim McIntyre.  “This quarter’s consolidated revenues are up more than 10% compared with second quarter last year and consolidated net income from continuing operations is up 33%.”

“We continue to see earnings growth from our capital investments at the utility. Regulatory mechanisms in North Dakota, South Dakota, and Minnesota allow for a return on the funds we’ve invested in five large regional transmission projects and the environmental upgrade at Big Stone Plant. Those earnings were augmented this quarter by increased electricity sales to pipeline and commercial customers.

“We also continue to see positive results from our focus on operational excellence at our manufacturing and infrastructure companies.  I’m especially pleased that profitability at both Foley and Aevenia continued to improve this quarter, thanks to better project management aligned with increased construction activity.

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“On the strength of our year-to-date results, we are narrowing our overall guidance range for 2014 diluted earnings per share to $1.65 to $1.80 from our previously announced range of $1.60 to $1.80.”

Cash Flow from Operations, Liquidity and Financing
The corporation’s consolidated cash provided by continuing operations was $4.4 million for the six months ended June 30, 2014 compared with $48.8 million for the six months ended June 30, 2013. Contributing to the $44.4 million decrease between the periods was a $32.0 million increase in cash used for working capital items associated with year over year revenue growth and a $10.0 million increase in discretionary contributions to the corporation’s pension plan. The following table presents the status of the corporation’s lines of credit as of June 30, 2014:

(in thousands)	Line Limit	In Use On June 30, 2014	Restricted due to Outstanding Letters of Credit	Available on June 30, 2014
Otter Tail Corporation Credit Agreement	$150,000	$25,273	$309	$124,418
Otter Tail Power Company Credit Agreement	170,000	2,870	2,330	164,800
Total	$320,000	$28,143	$2,639	$289,218

During the quarter ended June 30, 2014 the corporation sold 86,909 shares of common stock and received net proceeds of $2.5 million through its At-the-Market offering program. Our financing plans are subject to change depending on capital expenditures, internal cash generation and general market conditions.

Board of Directors Declared Quarterly Dividend
On August 1, 2014 the corporation’s Board of Directors declared a quarterly common stock dividend of $0.3025 per share. This dividend is payable September 10, 2014 to shareholders of record on August 15, 2014.

Segment Performance Summary
Electric
Electric revenues and net income were $92.9 million and $5.2 million, respectively, compared with $82.9 million and $3.6 million for the second quarter of 2013.

The following table shows Heating Degree Days as a percent of normal:

Three Months ended June 30,
2014	2013
128%	159%

Retail electric revenues increased $11.1 million as a result of:

●	a $3.9 million increase in revenue due to a 10.6% increase in retail kilowatt-hour (kwh) sales mainly related to increased sales to pipeline and commercial customers,

●
a $3.7 million increase in fuel clause adjustment revenues and fuel and purchased power costs recovered in base rates driven by increased power purchases to meet higher retail kwh sales demand and higher purchased power prices,

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●
a $3.5 million increase in Environmental Costs Recovery rider revenue related to earning a return in Minnesota and North Dakota on increasing amounts invested in the air quality control system (AQCS) under construction at Big Stone Plant, and

●	a $1.5 million increase in Transmission Cost Recovery rider revenues related to recovering costs and returns earned on increasing investments in transmission plant,

offset by:

●	an estimated $0.7 million decrease in revenues related to milder weather in the second quarter of 2014 compared with the second quarter of 2013,

●	a $0.4 million reduction in Big Stone II cost recovery rider revenues as the North Dakota share of abandoned plant costs were fully recovered by the end of March 2014, and

●	a $0.3 million decrease in accrued conservation improvement program incentives and cost recovery revenues.

Wholesale electric revenues from company-owned generation decreased $1.7 million as a result of a 49% reduction in wholesale kwh sales. The decrease in wholesale kwh sales was related to a 12.4% decrease in kwhs generated by Otter Tail Power Company generating units, mainly as a result of the extended maintenance shutdown of Hoot Lake Plant, which was offline for most of the second quarter of 2014.

Net revenue from energy trading activities, including net mark-to-market losses and gains on forward energy contracts, decreased $0.2 million as a result of decreased trading activity.

Other electric operating revenues increased $0.8 million mainly due to an increase in Midcontinent Independent System Operator, Inc. (MISO) tariff revenues resulting from increased investment in regional transmission lines and returns on and recovery of Capacity Expansion 2020 (CapX2020) and MISO-designated Multi-Value Project (MVP) investment costs and operating expenses.

Production fuel costs decreased $3.0 million as a result of a 14.7% decrease in kwhs generated from Otter Tail Power Company’s steam-powered and combustion turbine generators in combination with a 5.3% decrease in the cost of fuel per kwh generated. The decreases in kwh generation and the cost of fuel per kwh generated were mainly due to the extended maintenance shutdown of Hoot Lake Plant in the second quarter of 2014.

The cost of purchased power to serve retail customers increased $5.2 million due to a 42.8% increase in kwhs purchased and a 2.6% increase in the cost per kwh purchased. The increase in kwhs purchased was driven by the need to make up for the reduction in generation from Hoot Lake Plant and increased demand from retail—mainly pipeline—customers.

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Electric operating and maintenance expenses increased $4.3 million as a result of:

●	a $3.4 million increase in contracted maintenance and material and supply costs at Hoot Lake Plant related to its extended maintenance shutdown in the second quarter of 2014,

●	a $1.0 million increase in MISO transmission tariff charges related to increasing investments in regional CapX2020 and MISO-designated MVP transmission projects,

●	a $0.6 million increase in costs for wind turbine, transformer, and Coyote Station maintenance,

●	a $0.5 million increase in expenditures for vegetation maintenance and control, and

●	a $0.4 million increase in property tax expense due to higher property valuations for transmission and distribution property in Minnesota and South Dakota,

offset by:

●	a $1.1 million reduction in labor and benefit expenses mainly due to decreases in pension and retirement health benefit costs resulting from higher discount rates on projected benefit obligations, and

●	a $0.4 million decrease in amortization of the North Dakota share of Big Stone II abandoned plant costs in conjunction with final recovery of those costs by the end of March 2014.

Interest expense increased $1.8 million as a result of the February 27, 2014 issuance of Otter Tail Power Company’s $60 million aggregate principal amount of 4.68% Series A Senior Unsecured Notes due February 27, 2029 and $90 million aggregate principal amount of its 5.47% Series B Senior Unsecured Notes due February 27, 2044, offset by the February 27, 2014 retirement of its $40.9 million Unsecured Term Loan which bore interest at 1-Month Libor plus 0.875%.

Manufacturing

Manufacturing revenues and net income were $53.4 million and $2.3 million, respectively, compared with $49.8 million and $2.0 million for the second quarter of 2013.

●
At BTD, revenues increased $6.0 million, mainly as a result of increased sales to manufacturers of energy-related, recreational, and lawn and garden equipment, while cost of products sold increased $5.8 million, due in part to the increase in sales but also due to the incurrence of additional tooling costs to repair and refurbish several dies, resulting in a $0.2 million increase in gross margins.  Additionally, BTD’s operating expenses decreased $0.3 million, mainly as a result of gains recorded on the sale of fixed assets in the second quarter of 2014. The combination of increased margins and decreased operating expenses resulted in a $0.5 million increase in quarter over quarter net income.

●	At T.O. Plastics, revenues decreased $2.4 million and net income decreased $0.2 million, mainly due to discontinuing a product packing process performed for a customer prior to 2014.

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Plastics
Plastics revenues and net income were $48.1 million and $3.4 million, respectively, compared with $44.8 million and $3.9 million for the second quarter of 2013. The $3.3 million increase in revenues is the result of a 6.8% increase in pounds of polyvinyl chloride (PVC) pipe sold combined with a 0.6% increase in the price per pound of pipe sold. States with significant increases in sales were California, Minnesota, North Dakota, Montana, New Mexico, Nevada, and Colorado. Cost of products sold increased by $4.1 million due to the increase in sales volume and a 4.6% increase in the cost per pound of pipe sold related to higher PVC resin costs. The decline in net income between the quarters is due to an increase in PVC resin costs along with a $0.2 million increase in operating expenses. The increased resin costs could not be fully recovered through increased pipe prices due to competitive market conditions.

Construction

Construction revenues and net income were $40.2 million and $1.9 million, respectively, compared with $35.0 million and $0 for the second quarter of 2013.
●
Foley’s revenue and net income increased $2.6 million and $0.6 million, respectively, between the quarters. Foley’s improved results are reflective of increased construction activity, more selective bidding on projects and improved cost control processes in construction management, resulting in a $1.0 million improvement in gross margins between quarters.

●
Aevenia’s revenues increased $2.7 million and it recorded net income of $0.9 million compared to a net loss of $0.4 million in the second quarter of 2013. Aevenia’s revenue increase is mainly due to increased electric transmission and distribution work in western North Dakota. Aevenia’s costs of sales increased by only $0.8 million as a result of the increase in construction activity and its operating expenses were down $0.1 million between the quarters.

Corporate

Corporate costs, net-of-tax, increased $0.8 million as a result of recording a $1.5 million net-of-tax charge related to the early termination of an airplane lease, as recent divestitures reduced the need for the airplane. The increase in expense related to the lease termination charge was partially offset by a $0.7 million net-of-tax decrease in interest expense related to the early retirement, in November 2013, of $47.7 million of the corporation’s outstanding 9.0% notes due December 15, 2016.

2014 Business Outlook
The corporation is narrowing its consolidated diluted earnings per share guidance for 2014 to be in the range of $1.65 to $1.80 from its previously announced range of $1.60 to $1.80. This guidance reflects the current mix of businesses owned by the corporation. It considers the cyclical nature of some of the corporation’s businesses and reflects challenges, as well as the corporation’s plans and strategies for improving future operating results.

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Segment components of the corporation’s 2013 earnings per share and 2014 earnings per share guidance ranges are as follows:

	2013 EPS by Segment	February 2014 EPS Guidance		May 2014 EPS Guidance		Current 2014 EPS Guidance
		Low	High	Low	High	Low	High
Electric	$1.05	$1.19	$1.23	$1.21	$1.25	$1.23	$1.26
Manufacturing	$0.32	$0.29	$0.33	$0.29	$0.33	$0.30	$0.33
Plastics	$0.38	$0.25	$0.29	$0.27	$0.31	$0.26	$0.29
Construction	$0.04	$0.07	$0.11	$0.07	$0.11	$0.10	$0.13
Corporate	($0.25)	($0.25)	($0.21)	($0.24)	($0.20)	($0.24)	($0.21)
Subtotal – Continuing Operations	$1.54	$1.55	$1.75	$1.60	$1.80	$1.65	$1.80
Corporate – Loss on Debt Extinguishment	($0.17)
Total – Continuing Operations	$1.37	$1.55	$1.75	$1.60	$1.80	$1.65	$1.80

Contributing to the corporation’s updated earnings guidance for 2014 are the following items:

●
The corporation is raising its 2014 net income expectations for its Electric segment from its previously issued guidance primarily from strong first quarter results driven in part by colder than normal weather. Items affecting the corporation’s 2014 Electric segment earnings guidance compared with 2013 earnings include:

o	Rider recovery increases, including environmental riders in Minnesota and North Dakota related to the Big Stone AQCS environmental upgrades while under construction, and

o	A decrease in pension costs of approximately $2.0 million as a result of an increase in the discount rate from 4.5% to 5.3%, offset by

o	An increase in interest costs as a result of $150 million of fixed rate long term debt put in place in the first quarter of 2014 to finance the Big Stone Plant AQCS and transmission projects, and

o	An increase in operating and maintenance costs primarily for increased labor and a planned outage for maintenance at Hoot Lake Plant.

●	The corporation is narrowing its 2014 earnings expectations for its Manufacturing segment, which are expected to be unchanged from 2013 results due to the following factors:

o
An increase at BTD due to increased order volume as a result of expanded relationships with customers in recreational vehicle, lawn and garden, industrial and commercial end markets BTD serves, offset by

o	A decrease in earnings from T.O. Plastics due to a reduction in sales of a product the customer will be producing on its own in 2014, and

o	Backlog for the manufacturing companies of approximately $86 million for 2014 compared with $76 million one year ago.

●
The corporation is lowering its previous 2014 net income guidance for its Plastics segment due to an expected continued increase in PVC resin costs which, based on current market conditions, are not expected to be fully recovered through higher sales prices for PVC pipe due to current competitive market conditions.

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●
The corporation is raising its previous 2014 net income guidance for its Construction segment. Segment net income for 2014 is expected to be higher than previous guidance and 2013 net income as a result of improved cost control processes in construction management and more selective bidding on projects with the potential for higher margins. Backlog in place for the construction businesses is $64 million for 2014 compared with $74 million one year ago.

●
The corporation is narrowing it previous range for corporate costs for 2014. Corporate costs for 2014 are still expected to be lower than 2013 costs, despite the charge recorded to exit the airplane lease early, as a result of lower interest costs, the 2014 sale of an investment in tax-credit-qualified low income housing rental property and improved performance in the corporation’s self-insured health plan.

The corporation reviews its portfolio of companies at least annually to see where additional opportunities exist to improve its risk profile, improve credit metrics and generate additional sources of cash to support the future capital expenditure plans of its Electric segment.

The following table shows the corporation’s 2013 capital expenditures, 2014-2018 projected electric utility average rate base and updated 2014-2018 anticipated capital expenditures reflecting additional expenditures in 2018 for a generation facility to replace Hoot Lake Plant, expected reductions in costs for the Big Stone Plant AQCS and an acceleration of expenditures for transmission line construction:

(in millions)	2013	2014	2015	2016	2017	2018
Capital Expenditures:
Electric Segment:
Transmission		$55	$55	$98	$63	$63
Environmental		73	50	--	--	--
Other		34	43	45	41	80
Total Electric Segment	$149	$162	$148	$143	$104	$143
Manufacturing and Infrastructure Segments	15	23	19	26	20	24
Total Capital Expenditures	$164	$185	$167	$169	$124	$167
Total Electric Utility Average Rate Base		$885	$991	$1,062	$1,120	$1,152

Execution on the currently anticipated electric utility capital expenditure plan is expected to grow rate base and be a key driver in increasing utility earnings over the 2014 through 2018 timeframe.

CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, August 5, 2014, at 10:00 a.m. CDT to discuss the company’s financial and operating performance.

The presentation will be posted on the corporation’s website before the webcast. To access the live webcast go to www.ottertail.com/presentations.cfm and select “Webcast”. Please allow extra time prior to the call to visit the site and download any necessary software that may be needed to listen to the webcast.  An archived copy of the webcast will be available on our website shortly following the call.

If you are interested in asking a question during the live webcast, the Dial-In Number is: 877-312-8789.

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Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including 2014 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:

●	Federal and state environmental regulation could require the corporation to incur substantial capital expenditures and increased operating costs.

●
Volatile financial markets and changes in the corporation’s debt ratings could restrict its ability to access capital and could increase borrowing costs and pension plan and postretirement health care expenses.

●
The corporation relies on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If the corporation is not able to access capital at competitive rates, its ability to implement its business plans may be adversely affected.

●
Disruptions, uncertainty or volatility in the financial markets can also adversely impact the corporation’s results of operations, the ability of its customers to finance purchases of goods and services, and its financial condition, as well as exert downward pressure on stock prices and/or limit its ability to sustain its current common stock dividend level.

●
The corporation made $20.0 million in discretionary contributions to its defined benefit pension plan in January 2014. The corporation could be required to contribute additional capital to the pension plan in the future if the market value of pension plan assets significantly declines, plan assets do not earn in line with the corporation’s long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

●	Any significant impairment of the corporation’s goodwill would cause a decrease in its asset values and a reduction in its net operating income.

●
Declines in projected operating cash flows at any of the corporation’s reporting units may result in goodwill impairments that could adversely affect its results of operations and financial position, as well as financing agreement covenants.

●
The corporation currently has $7.3 million of goodwill and a $1.1 million indefinite-lived trade name recorded on its consolidated balance sheet related to the acquisition of Foley in 2003. Foley net earnings improved $10.4 million between 2012 and 2013. If future expected operating profits do not meet the corporation’s projections, the reductions in anticipated cash flows from Foley may indicate its fair value is less than its book value, resulting in an impairment of some or all of the goodwill and indefinite-lived intangible assets associated with Foley along with a corresponding charge against earnings.

●
The inability of the corporation’s subsidiaries to provide sufficient earnings and cash flows to allow the corporation to meet its financial obligations and debt covenants and pay dividends to its shareholders could have an adverse effect on the corporation.

●	Economic conditions could negatively impact the corporation’s businesses.

●	If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.

●	The corporation’s plans to grow and realign its business mix through capital projects, acquisitions and dispositions may not be successful, which could result in poor financial performance.

●
The corporation may, from time to time, sell assets to provide capital to fund investments in its electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of the corporation’s businesses could expose the corporation to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

●	The corporation’s plans to grow and operate its manufacturing and infrastructure businesses could be limited by state law.

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●	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect the corporation’s results of operations and financial condition.

●	The corporation is subject to risks associated with energy markets.

●	The corporation is subject to risks and uncertainties related to the timing and recovery of deferred tax assets which could have a negative impact on the corporation’s net income in future periods.

●
The corporation relies on its information systems to conduct its business, and failure to protect these systems against security breaches or cyber-attacks could adversely affect its business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, the corporation’s business could be harmed.

●
The corporation may experience fluctuations in revenues and expenses related to its electric operations, which may cause its financial results to fluctuate and could impair its ability to make distributions to its shareholders or scheduled payments on its debt obligations, or to meet covenants under its borrowing agreements.

●	Actions by the regulators of the corporation’s electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

●
Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

●
Changes to regulation of generating plant emissions, including but not limited to carbon dioxide (CO2) emissions, could affect Otter Tail Power Company’s operating costs and the costs of supplying electricity to its customers.

●	Competition from foreign and domestic manufacturers, the price and availability of raw materials and general economic conditions could affect the revenues and earnings of our manufacturing businesses.

●
The corporation’s Plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor, or an interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

●
The corporation’s plastic pipe companies compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of its competitors.

●	Changes in PVC resin prices can negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

●
A significant failure or an inability to properly bid or perform on projects or contracts by the corporation’s construction businesses could lead to adverse financial results and could lead to the possibility of delay or liquidated damages.

●
The corporation’s construction subsidiaries enter into contracts which could expose them to unforeseen costs and costs not within their control, which may not be recoverable and could adversely affect the corporation’s results of operations and financial condition.

For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing and infrastructure businesses consisting of its Manufacturing, Plastics and Construction segments. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three and six months ended June 30, 2014 and 2013 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows. For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

# # #

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Otter Tail Corporation
Consolidated Statements of Income
In thousands, except share and per share amounts
(not audited)

	Quarter Ended June 30,		Year-to-Date June 30,
	2014	2013	2014	2013
Operating Revenues by Segment
Electric	$92,911	$82,862	$211,999	$183,872
Manufacturing	53,370	49,793	108,805	102,959
Plastics	48,090	44,761	88,573	82,161
Construction	40,247	34,994	65,753	61,419
Corporate Revenue and Intersegment Eliminations	(7)	(21)	(47)	(68)
Total Operating Revenues	234,611	212,389	475,083	430,343
Operating Expenses
Fuel and Purchased Power	29,079	26,848	72,894	61,440
Nonelectric Cost of Goods Sold (depreciation included below)	114,059	103,937	210,360	195,999
Electric Operating and Maintenance Expense	43,161	38,814	80,754	74,177
Nonelectric Operating and Maintenance Expense	15,104	12,176	28,665	25,954
Depreciation and Amortization	14,969	14,835	29,749	29,755
Total Operating Expenses	216,372	196,610	422,422	387,325
Operating Income (Loss) by Segment
Electric	9,745	6,528	36,662	26,952
Manufacturing	4,435	4,232	9,826	10,581
Plastics	5,801	6,808	11,572	13,525
Construction	3,246	149	2,028	(1,550)
Corporate	(4,988)	(1,938)	(7,427)	(6,490)
Total Operating Income	18,239	15,779	52,661	43,018
Interest Charges	7,627	6,877	14,222	13,857
Other Income	858	696	2,681	1,557
Income Tax Expense – Continuing Operations	1,486	2,094	9,774	7,980
Net Income (Loss) by Segment – Continuing Operations
Electric	5,242	3,583	21,895	15,514
Manufacturing	2,300	2,045	5,196	5,363
Plastics	3,433	3,925	6,893	7,812
Construction	1,853	24	1,233	(1,068)
Corporate	(2,844)	(2,073)	(3,871)	(4,883)
Net Income from Continuing Operations	9,984	7,504	31,346	22,738
Discontinued Operations
Income - net of Income Tax Expense (Benefit) of $1, $131, $50 and ($74) for the respective periods	9	197	77	116
Gain on Disposition - net of Income Tax Expense of $6 for the six months ended June 30, 2013	--	--	--	210
Net Income from Discontinued Operations	9	197	77	326
Net Income	9,993	7,701	31,423	23,064
Preferred Dividend Requirement and Other Adjustments	--	--	--	513
Balance for Common	$9,993	$7,701	$31,423	$22,551
Average Number of Common Shares Outstanding
Basic	36,409,753	36,170,353	36,325,052	36,122,742
Diluted	36,652,684	36,373,606	36,568,030	36,325,527

Basic Earnings Per Common Share:
Continuing Operations (net of preferred dividend requirement and other adjustments)	$0.27	$0.21	$0.87	$0.61
Discontinued Operations	--	--	--	0.01
	$0.27	$0.21	$0.87	$0.62
Diluted Earnings Per Common Share:
Continuing Operations (net of preferred dividend requirement and other adjustments)	$0.27	$0.21	$0.86	$0.61
Discontinued Operations	--	--	--	0.01
	$0.27	$0.21	$0.86	$0.62

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Otter Tail Corporation
Consolidated Balance Sheets
ASSETS
in thousands
(not audited)
	June 30,	December 31,
	2014	2013

Current Assets
Cash and Cash Equivalents	$--	$1,150
Accounts Receivable:
Trade—Net	101,088	83,572
Other	11,531	9,790
Inventories	82,698	72,681
Deferred Income Taxes	43,342	35,452
Unbilled Revenues	16,222	18,157
Costs and Estimated Earnings in Excess of Billings	5,505	4,063
Regulatory Assets	18,423	17,940
Other	13,528	7,747
Assets of Discontinued Operations	10	38
Total Current Assets	292,347	250,590

Investments	8,875	9,362
Other Assets	30,056	28,834
Goodwill	38,808	38,971
Other Intangibles—Net	12,839	13,328

Deferred Debits
Unamortized Debt Expense	4,330	4,188
Regulatory Assets	77,168	83,730
Total Deferred Debits	81,498	87,918

Plant
Electric Plant in Service	1,507,065	1,460,884
Nonelectric Operations	195,302	194,872
Construction Work in Progress	210,960	187,461
Total Gross Plant	1,913,327	1,843,217
Less Accumulated Depreciation and Amortization	695,276	676,201
Net Plant	1,218,051	1,167,016
Total	$1,682,474	$1,596,019

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Otter Tail Corporation
Consolidated Balance Sheets
LIABILITIES AND EQUITY
in thousands
(not audited)
	June 30,	December 31,
	2014	2013

Current Liabilities
Short-Term Debt	$28,143	$51,195
Current Maturities of Long-Term Debt	194	188
Accounts Payable	108,589	113,457
Accrued Salaries and Wages	17,436	19,903
Billings In Excess Of Costs and Estimated Earnings	4,717	13,707
Accrued Taxes	9,652	12,491
Derivative Liabilities	5,513	11,782
Other Accrued Liabilities	8,695	6,532
Liabilities of Discontinued Operations	3,353	3,637
Total Current Liabilities	186,292	232,892

Pensions Benefit Liability	50,516	69,743
Other Postretirement Benefits Liability	45,683	45,221
Other Noncurrent Liabilities	22,248	25,209

Deferred Credits
Deferred Income Taxes	218,981	195,603
Deferred Tax Credits	27,381	28,288
Regulatory Liabilities	78,695	73,926
Other	754	718
Total Deferred Credits	325,811	298,535

Capitalization
Long-Term Debt, Net of Current Maturities	498,591	389,589

Cumulative Preferred Shares	--	--

Cumulative Preference Shares	--	--

Common Equity
Common Shares, Par Value $5 Per Share	183,117	181,358
Premium on Common Shares	263,048	255,759
Retained Earnings	108,834	99,441
Accumulated Other Comprehensive Loss	(1,666)	(1,728)
Total Common Equity	553,333	534,830
Total Capitalization	1,051,924	924,419
Total	$1,682,474	$1,596,019

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Otter Tail Corporation
Consolidated Statements of Cash Flows
In thousands
(not audited)
	For the Six Months Ended June 30,
In thousands	2014	2013
Cash Flows from Operating Activities
Net Income	$31,423	$23,064
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Net Gain from Sale of Discontinued Operations	--	(210)
Net Income from Discontinued Operations	(77)	(116)
Depreciation and Amortization	29,749	29,755
Deferred Tax Credits	(907)	(955)
Deferred Income Taxes	14,850	9,882
Change in Deferred Debits and Other Assets	129	7,519
Discretionary Contribution to Pension Plan	(20,000)	(10,000)
Change in Noncurrent Liabilities and Deferred Credits	(936)	4,971
Allowance for Equity/Other Funds Used During Construction	(759)	(567)
Change in Derivatives Net of Regulatory Deferral	95	486
Stock Compensation Expense – Equity Awards	736	786
Other—Net	(1,264)	867
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(18,148)	(10,126)
Change in Inventories	(10,057)	(4,075)
Change in Other Current Assets	(2,673)	(783)
Change in Payables and Other Current Liabilities	(20,469)	(1,362)
Change in Interest and Income Taxes Receivable/Payable	2,664	(313)
Net Cash Provided by Continuing Operations	4,356	48,823
Net Cash Used in Discontinued Operations	(185)	(1,971)
Net Cash Provided by Operating Activities	4,171	46,852
Cash Flows from Investing Activities
Capital Expenditures	(80,749)	(51,153)
Proceeds from Disposal of Noncurrent Assets	3,184	1,603
Net Increase in Other Investments	(1,639)	(25)
Net Cash Used in Investing Activities - Continuing Operations	(79,204)	(49,575)
Net Proceeds from Sale of Discontinued Operations	--	12,842
Net Cash Provided by Investing Activities - Discontinued Operations	7	193
Net Cash Used in Investing Activities	(79,197)	(36,540)
Cash Flows from Financing Activities
Change in Checks Written in Excess of Cash	2,785	--
Net Short-Term (Repayments) Borrowings	(23,051)	1,117
Proceeds from Issuance of Common Stock	8,452	1,462
Common Stock Issuance Expenses	(310)	--
Payments for Retirement of Capital Stock	(459)	(15,723)
Proceeds from Issuance of Long-Term Debt	150,000	40,900
Short-Term and Long-Term Debt Issuance Expenses	(516)	(52)
Payments for Retirement of Long-Term Debt	(40,993)	(25,222)
Dividends Paid and Other Distributions	(22,029)	(22,097)
Net Cash Provided by (Used in) Financing Activities - Continuing Operations	73,879	(19,615)
Net Cash Used in Financing Activities - Discontinued Operations	(11)	--
Net Cash Provided by (Used in) Financing Activities	73,868	(19,615)
Net Change in Cash and Cash Equivalents – Discontinued Operations	8	(784)
Net Change in Cash and Cash Equivalents	(1,150)	(10,087)
Cash and Cash Equivalents at Beginning of Period	1,150	52,362
Cash and Cash Equivalents at End of Period	$--	$42,275

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